UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Thompson IM Funds, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

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☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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[E-mail to Thompson Investment Management, Inc. clients who hold the Thompson IM Funds]

You should have recently received proxy materials from Thompson IM Funds relating to the special meeting of shareholders of the Thompson IM Funds being held on January 30th. We are reaching out to you to ask you to please take a few moments right now to vote your shares following the instructions below.  Voting your shares now will allow us to avoid having to contact you again regarding this matter.

How to Vote

You can vote in either of two easy ways:

•	Sign the proxy card and return it in the postage paid envelope provided;

OR

•	follow the vote instruction on the proxy card to vote electronically.

Why did I receive these proxy materials?

Although Thompson Investment Management is authorized to vote proxies on your behalf, it will not be doing so here. Because Thompson Investment Management will directly benefit from the approval of the New Advisory Agreement being considered at the meeting, we have elected to have our proxy voting authority for this meeting be reassigned to the individual holders of the Thompson IM Funds, such as yourself, to avoid any conflict of interest.

The Board of Directors of the Thompson IM Funds has concluded that approval of the New Advisory Agreement is in the best interests of the shareholders of each Fund and unanimously recommends that you vote “FOR” the Proposal. A more detailed description of the Proposal may be found in the proxy material sent to you.

Your vote is very important.

We will be contacting you soon to confirm that you have submitted your proxy vote. Please feel free to respond to this e-mail with any questions or to let us know that you have voted or if you have any questions.

Thank you